Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 2018 (except Note 11, as to which the date is May 8, 2019), in the Registration Statement (Form S-1 No. 333-) and related Prospectus of DelMar Pharmaceuticals, Inc. for the registration of up to 6,024,096 Shares of Common Stock or Pre-Funded Warrants to purchase up to 6,024,096 Shares Common Stock and Warrants to purchase up to 6,024,096 Shares of Common Stock.

Vancouver, Canada,	/s/ Ernst & Young LLP
July 31, 2019	Chartered Professional Accountants